Exhibit 10.2
DUQUESNE LIGHT HOLDINGS, INC.
September 5, 2006
DQE Holdings LLC
Level 22, 125 West 55th Street
New York, NY 10019
Attn: Chris Leslie
DQE Merger Sub Inc.
Level 22, 125 West 55th Street
New York, NY 10019
Attn: Chris Leslie

Re:	Amendment No. 1 to the Agreement and Plan of Merger
Dear Mr. Leslie:
     Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 5, 2006, by and among Duquesne Light Holdings, Inc. (the “Company”), DQE Holdings LLC (f/k/a Castor Holdings LLC, the “Parent”) and DQE Merger Sub Inc. (f/k/a Castor Merger Sub Inc., the “Merger Sub”). Capitalized terms that are used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
     In the event that the PaPUC issues an order by which the Company is bound approving the proposed confidential settlement of the 2006 PaPUC Rate Case (any such order, a “Rate Case Order”), then, and only then, the Merger Agreement shall be amended by amending and restating the second sentence of Section 8.2(g) of the Merger Agreement in its entirety as follows:
The term “Adverse Merger Effects” means any terms, conditions, adjustments and other provisions that (i) are included as part of any Company Required Statutory Approval or Parent Required Statutory Approval pursuant to a Final Order (as defined in Section 8.1(c)), and (ii) either (x) reduce or freeze the rates charged to the Light Company’s customers below or at those rates in effect on the date of this Agreement, delay the ability of the Light Company to begin charging the rates contemplated to be charged to the Light Company’s customers in the Final Order relating to the 2006 PaPUC Rate Case, or restrict the Light Company’s ability to pay dividends beyond accumulated net income during periods in which Light Company’s debt to total capitalization ratio does not exceed 60%, or (y) individually or in the aggregate would be reasonably expected to result in a reduction over a twelve month period and on a basis net of all positive effects resulting from any terms, conditions, adjustments and other provisions included as part of any Company Required Statutory Approval or Parent Required Statutory Approval pursuant to a Final Order), in the EBITDA (earnings before income taxes, depreciation and amortization) of the Company and the Company Subsidiaries, taken as a whole, as compared to such EBITDA that would be reasonably expected to result if the Final Order relating to the 2006 PaPUC Rate Case were applied without regard to the terms, conditions, adjustments or other provisions included as part of any Company Required Statutory Approval or Parent Required Statutory Approval pursuant to a Final Order;
provided, however, that if at any time following the issuance of a Rate Case Order but prior to the Closing the Company is no longer bound by the Rate Case Order, then the foregoing amendment shall be without any force or effect and the term “Adverse Merger Effects” shall have the meaning originally ascribed thereto in the Merger Agreement.
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     If the foregoing accurately reflects our agreement, please so indicate by causing duly authorized officers of the Parent and the Merger Sub to sign in the spaces provided below.

Very truly yours, DUQUESNE LIGHT HOLDINGS, INC.
By:	/s/ Morgan K. O’Brien
Morgan K. O’Brien
President and Chief Executive Officer

AGREED AS OF THE DATE
FIRST ABOVE WRITTEN:
DQE HOLDINGS LLC
(formerly Castor Holdings LLC)

By:	/s/ Chris Leslie

Chris Leslie
Authorized Person

By:	/s/ Mark Wong

Mark Wong
Authorized Person
DQE MERGER SUB INC.
(formerly Castor Merger Sub Inc.)

By:	/s/ Chris Leslie

Chris Leslie
Authorized Person

By:	/s/ Mark Wong

Mark Wong Authorized Person

cc:	Joseph P. Frumkin, Esq.
Michael P. Rogan, Esq.

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